Exhibit 10.1

[Zynga Letterhead]

June 30, 2013

Don Mattrick

Re:	Offer of Employment by Zynga Inc.

Dear Don:

I am very pleased to confirm our offer to you of employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). You will also be appointed as a member of the Board, and designated as a member of the Executive Committee of the Board (composed of you and Mark Pincus), in each case effective upon the date of your commencement of employment with the Company (the “Start Date”). Subject to Section 17, your Start Date will be not later than August 14, 2013, as mutually agreed by you and the Company. The terms of our offer are as follows:

1. Starting Salary. Your salary will be one million dollars ($1,000,000) per year, less deductions and withholdings and payable on the Company’s regular payroll schedule, subject to annual review for possibly increase (but not decrease) by the Compensation Committee of the Board (the “Committee”).

2. Annual Bonus. For FY 2013, you will receive a guaranteed annual bonus equal to the greater of (a) two hundred percent (200%) times your annual base salary (pro-rated for the number of days you are employed by the Company in FY 2013) and (b) the average annual bonus earned percentage for the other executive officers of the Company for FY 2013, times your annual base salary (pro-rated for the number of days you were employed by the Company in FY 2013). For FY 2014, you will be eligible for an annual bonus, with a target amount equal to two hundred percent (200%) of your annual base salary, and a maximum amount of four hundred percent (400%) of your annual base salary. For years after FY 2014, your annual target and maximum bonus amount will be competitive for your position, as reasonably determined by the Committee, and aligned with the Company’s practices and policies. Except for FY 2013, whether you receive an annual bonus for any given fiscal year, and the amount of any such bonus, will be determined by the Board (or the Committee) in its sole discretion based upon its assessment of the Company’s achievement of performance conditions (to be set by the Board or the Committee) during the applicable fiscal year, subject to the discretion of the Board or the Committee to decrease the amount of such bonus based on its assessment of your individual performance. Subject to Section 7, in order to earn an annual bonus for any given fiscal year, you must remain continuously employed by the Company through the date that the bonus is paid, which is usually within the first quarter of the fiscal year following the fiscal year for which the bonus has been awarded. Any annual bonus paid to you will be paid not later than March 15 of the year following the year in respect to which it is paid, and will be subject to standard payroll deductions and withholdings.

3. Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those plans. Other than as explicitly stated in this letter, the Company reserves the right to change or otherwise modify, in its sole discretion, your compensation and benefits at any time in the future.

4. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement in the form attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this letter and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

5. Sign-On Bonus. In connection with the start of your employment in the United States, the Company shall pay you (on the first payroll pay date thereafter) a one-time signing bonus equal to five million dollars ($5,000,000), less all deductions required by law (the “Sign-On Bonus”); provided, however, that if you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) within twelve (12) months following your Start Date, because either (i) the Company terminates your employment for Cause (as defined below), or (ii) you terminate your employment other than in connection with a Constructive Termination (as defined below), then you shall be obligated to repay to the Company the full amount of the Sign-On Bonus (net of any amounts withheld for tax withholding obligations) within thirty (30) days after the date of such termination. For the sake of clarity, you will have no obligation to repay the Sign-On Bonus should you suffer a Separation from Service within twelve (12) months following your Start Date due to your death or “disability” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

6. Equity.

a. Make-Whole Grant. You will receive a make-whole equity award (the “Make-Whole Grant”) under the Zynga Inc. 2013 Equity Incentive Plan (the “Plan”), which Make-Whole Grant will be made by the Board or the Committee on the first 15th day of a month that occurs following your Start Date in accordance with the Company’s standard equity grant policies (the actual date of such grant, the “Grant Date”). The Make-Whole Grant shall consist of restricted stock units in respect of 8,928,571 shares of restricted Company Class A Common Stock (“Stock”). The Make-Whole Grant shall vest in three installments, at a rate of (i) 45.32% on the first anniversary of the Start Date, (ii) 45.32% on the day prior to the 2015 annual meeting of the Company’s shareholders, and (iii) 9.36% on the third anniversary of the Start Date. The Make-Whole Grant shall be eligible for accelerated vesting under Section 7 below and under the terms and conditions set forth in the Zynga Inc. Change in Control Severance Benefit Plan (the “Severance Plan”).

b. Inducement Grant. You will also receive inducement equity awards (the “Inducement Grant”) under the Plan, which Inducement Grant will be made by the Board or the Committee on the Grant Date in accordance with the Company’s standard equity grant policies. The

Inducement Grant shall consist of (i) restricted stock units in respect of 1,785,714 shares of Stock (the “Inducement RSUs”), and (ii) a stock option (the “Inducement Option”) to purchase 7,357,143 shares of Stock. The exercise price of the Inducement Option shall be equal to the closing price of the Company’s Class A common stock on the Grant Date. Each of the Inducement RSUs and the Inducement Option shall vest in three installments, at a rate (A) 60% on the third anniversary of the Start Date, (B) 20% on the fourth anniversary of the Start Date, and (C) 20% on the fifth anniversary of the Start Date. The Inducement Grant shall be eligible for accelerated vesting under Section 7 below and under the terms and conditions set forth in the Severance Plan.

c. Subsequent Grants. During your employment with the Company, beginning in FY 2014, you will be eligible to be granted additional annual equity awards under the Plan (“Annual Grants”). The actual grant date value of all such Annual Grants made in and subsequent to FY 2014 during your employment with the Company shall be determined in the discretion of the Committee after taking into account the Company’s and your performance and other relevant factors, provided, however, that for FY 2014, you shall be entitled, subject to approval by the Board or the Committee, to receive an Annual Grant (the “Initial Annual Grant”), in a mix of Restricted Stock Units and performance-based Restricted Stock Units, as determined by the Board or the Committee, for that number of shares equal to (i) seven million dollars ($7,000,000), divided by (ii) the average closing trading price of the Company’s Class A Common Stock for the trading days in the thirty (30) days prior to the date of grant of such Initial Annual Grant. Any future Annual Grant and the size of it are in the discretion of the Committee, it being contemplated that the Annual Grants for subsequent years will also be equal in value to seven million dollars ($7,000,000) per annum, subject to the Board or the Committee’s evaluation of your performance and then current market compensatory levels and practices. The Annual Grants shall be eligible for accelerated vesting under the terms and conditions set forth in the Severance Plan, and the mix, vesting schedule and other terms and conditions of each Annual Grant will be no less favorable to you than the regularly scheduled annual equity grants made in the same fiscal year to the other executive officers of the Company.

7. Severance.

a. Non-Change in Control. If you suffer a Separation from Service due to: (i) the Company terminating your employment without Cause, or (ii) your Constructive Termination, and such termination is not a Qualifying Termination (as defined in the Severance Plan), then subject to your (A) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (B) delivering to the Company an effective general release of claims in favor of the Company as to which the seven (7)-day revocation period has expired (without your having revoked) within 60 days following your Separation from Service (the date on which such revocation period expires, the “Release Revocation Date”), and (C) resignation from your position on the Board and any committees thereof (as applicable), then the Company will provide you with the following severance benefits:

i. The Company will pay you an amount equal to two times (2x) your annual salary at the time of your termination, plus two times (2x) your target bonus for the fiscal year of such termination (together, the “Severance”), plus a pro-rated bonus for the fiscal year in which your termination occurs (based on the lesser of your target bonus for that fiscal year or the amount which would have been earned by you for that fiscal year) (the “Pro-Rata Bonus” and, collectively, the “Separation Payments”). The Pro-Rata Bonus will be paid on the date that annual bonuses in respect of year of your termination are paid to the executive officers of the Company. The Severance will be paid in equal installments on the Company’s regular payroll schedule over the twenty-four (24) months following your Separation from Service, and will be subject to applicable payroll deductions and tax withholdings; provided, however, that no payments will be made prior to the Release Revocation Date. On the first regular payroll date which is (A) on or following the Release Revocation Date, if the 60th day following your Separation from Service falls in the same calendar year as your Separation from Service, or (B) in the calendar year following your Separation from Service, if the Release Revocation Date occurs in the same calendar year as your Separation from Service and the 60th day following your Separation from Service falls in the calendar year following your Separation from Service, the Company will pay you in a lump sum the Severance that you would have received on or prior to such regular payroll date under the original schedule but for the delay while waiting for such payment, with the balance of the Separation Payments being paid as originally scheduled.

ii. If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for eighteen (18) months following your Separation from Service (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason), provided that the cost of such coverage will be reported to the tax authorities as taxable income to you.

iii. The Company will accelerate the vesting of the Make-Whole Grant such that all of the shares subject to the Make-Whole Grant shall be deemed fully vested on your termination date; provided, however, that if such termination occurs following your Start Date but prior to your Grant Date, you shall be entitled to receive a lump sum payment of twenty five million dollars ($25,000,000) in lieu of such acceleration.

iv. The Company will accelerate the vesting of the Inducement Grant such that the shares that would have vested in the one (1) year period following your Separation from Service had your employment not been terminated, if any, shall be deemed fully vested on your termination date; provided, however, that if such termination occurs following your Start Date but prior to your Grant Date, you shall be entitled to receive a lump sum payment of three million dollars ($3,000,000) in lieu of such acceleration.

v. The Company will accelerate the vesting of any Annual Grants as follows:

1. Any awards subject to time-based vesting shall be accelerated such that the shares that would have vested in the one (1) year period following your Separation from Service had your employment not been terminated shall be deemed fully vested on your termination date.

2. Any awards subject to performance-based vesting shall be accelerated such that you shall receive pro-rated vesting credit based on actual performance for the portion of the performance period completed, provided you have completed at least six (6) months of the applicable performance period and provided that such performance conditions are determined to have been achieved, such vesting to occur at the time of such determination in accordance with Company practices and policies.

b. Change in Control. If you suffer a Separation from Service due to: (i) the Company terminating your employment without Cause, or (ii) your Constructive Termination, and such termination is a Qualifying Termination under the Severance Plan, then subject to your (A) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (B) delivering to the Company an effective general release of claims in favor of the Company as to which the Release Revocation Date has occurred (without your having revoked) within 60 days following your Separation from Service, and (C) resignation from your position on the Board and any committees thereof (as applicable), then the Company will provide you with the following severance benefits in addition to any benefits you are eligible to receive under the Severance Plan:

i. The Company will pay you the Separation Payments set forth in Section 7.a.i, except (A) the Severance shall be paid in a lump-sum on (I) the business day following the Release Revocation Date, if the 60th day following your Separation from Service falls in the same calendar year as your Separation from Service, or (II) the first business day of the calendar year following your Separation from Service, if the Release Revocation Date occurs in the same calendar year as your Separation from Service and the 60th day following your Separation from Service falls in the calendar year following your Separation from Service (less applicable payroll deductions and withholdings), and (B) the Pro-Rata Bonus shall be your target bonus for the year of termination, pro-rated for the portion of such year you were employed, and shall be paid in a lump-sum on the same day as the Severance pursuant the preceding clause (A) (less applicable payroll deductions and withholdings).

ii. If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for eighteen (18) months following your Separation from Service (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason) , provided that the cost of such coverage will be reported to the tax authorities as taxable income to you.

iii. The Company will accelerate the vesting of the Make-Whole Grant and the Inducement Grant such that all of the shares subject to the Make-Whole Grant and the Inducement Grant shall be deemed fully vested on your termination date.

c. Death or Disability. If you suffer a Separation from Service due to your death or disability, then subject to you (or your legal representatives, as applicable) (i) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (ii) delivering to the Company an effective general release of claims in favor of the Company as to which the seven (7)-day revocation period has expired (without your having revoked) within 60 days following your Separation from Service, and (iii) resignation from your position on the Board and any committees thereof (as applicable), then the Company will provide you with the following severance benefits:

i. The Company will pay you a pro-rated target bonus for the fiscal year in which your termination occurs, payable on the 60th day following your Separation from Service, subject to payroll deductions and withholdings.

ii. The Company will accelerate the vesting of the Make-Whole Grant, the Inducement Grant, and the Annual Grants such that all of the shares subject to such grants shall be deemed fully vested on your termination date.

8. Definitions. For purposes of this letter, “Cause” shall have the definition set forth in the Severance Plan as in effect on the date of this letter; provided, however, that it shall also include any violation or breach of the provisions of this letter, including but not limited to any breach of the nondisparagement provisions in Section 15 below. For purposes of this letter, “Constructive Termination” shall have the definition set forth in the Severance Plan as in effect on the date of this letter; provided, however, that, subject to the cure periods and other operative provisions and qualifications set forth in such definition, it shall also include (i) (A) your removal from the Executive Committee, (B) any material change to the authority delegated to, or responsibilities of, the Executive Committee following its establishment, or (C) an increase in the number of members of the Exectuive Committee following its establishment, in each case of (A), (B) and (C) without your consent, (ii) your no longer reporting, in your capacity as Chief Executive Officer, directly to the Board, (iii) a material breach by the Company of the provisions of this letter or the agreements governing your equity awards granted hereunder, and (iv) for so long as Mark Pincus controls more than a majority of the voting power of the Company, (A) the removal of a majority of the members of the Board as a result of Mark Pincus exercising his voting power as a stockholder to cause such removal, or (B) the failure to re-elect upon nomination for reelection at an annual or special meeting of the stockholders at least a majority of the members of the Board prior to such meeting who have been nominated for reelection at such meeting as a result of Mark Pincus failing to exercise his voting power as a stockholder to vote for such re-election, in each case of (A) and (B) without your consent. For the sake of clarity, any “Qualifying Termination” under the Severance Plan that is applicable to you shall be based on the definitions of “Cause” and “Constructive Termination” as amended by this Section 8.

9. Potential Code Section 280G Reductions.

a. Anything to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company or any of its affiliates to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise) (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on you (the “Net After-Tax Amount”) that you would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

b. Subject to the provisions of this Section 9(b), all determinations required to be made under this Section 9, including the Net After-Tax Amount and the Reduction Amount pursuant to Section 9(a), and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company prior to a “Change in Control” (as defined in the Severance Plan) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. Anything in this letter to the contrary notwithstanding, the Reduction Amount shall not exceed the amount of the Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code and the only Payments that may be reduced are payments with respect to RSUs (with the reduction occurring first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are). Any determination by the Accounting Firm shall be binding upon the Company and you.

10. 409A. It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

11. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Upon any termination of your employment as Chief Executive Officer, you agree to resign from the Board and any committees thereof, as well as from any officer or board positions you hold with any affiliate of the Company. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a duly authorized member of the Board.

12. Background Check. This offer of employment is contingent upon successful completion of a background check.

13. Indemnification; Insurance. We will provide you with a customary indemnification agreement covering you as an executive officer and director of the Company, in the form previously approved by the Board, and will include you as an executive officer and director of the Company under the Company’s D&O insurance policy.

14. Attorney’s Fees. We hereby agree to pay the reasonable fees and expenses of your counsel, Skadden Arps Slate Meagher & Flom LLP, in connection with the negotiation, execution and delivery of this letter, not to exceed $60,000.

15. Further Assurances. Prior to starting employment, you will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company or that is reasonably likely to materially interfere with the performance of your job duties or create a conflict of interest. You will be responsible for compliance with Zynga’s Conflict of Interest Policy, including the provision of updated disclosures of such outside activities, at all times during employment. By accepting our offer, you hereby represent and warrant that you have full authority to accept employment hereunder and are not subject to any restriction with respect to the commencement of such work from any prior employer or otherwise

(other than the non-solicitation convenant contained in the second sentence of Section 8 of the Microsoft Conada Co. Employment Agreement Regarding Confidentiality, Non-Disclosure, Non-Solicitation and Non-Competition Matters, which is referred to as the “Employee Agreement” in the letter agreement, dated as of July 16, 2007, between you and Microsoft Corporation (such sentence, the “Non-solicit Agreement”)). You hereby confirm that you have received confirmation from Microsoft Corporation that it will not seek to enforce any contractual obligations restraining, limiting or challenging your employment and, if Microsoft Corporation actually restrains or limits your employment, it shall be deemed to qualify as “Cause” under this letter (in each case, other than the Non-solicit Agreement). Further, you agree, other than with regard to the good faith performance of your duties for the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements by you that are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this letter.

16. Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. The terms set forth herein may not be amended or changed (except with respect to such terms reserved to the discretion of the Company) except in a writing signed by you and a duly authorized member of the Board. The rights and obligations under this offer letter will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

17. Acceptance. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. Your Start Date will be contingent upon you securing and presenting to the Company such documentation demonstrating that you have authorization to work in the United States not later than your Start Date. You will present such documentation promptly upon receiving it and commence employment immediately thereafter. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

ZYNGA INC.

/s/ Mark Pincus
Mark Pincus
On Behalf of the Board of Directors

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Donald Mattrick	Date signed:	June 30, 2013
Donald Mattrick

Attachments:
Exhibit A Employee Invention Assignment and Confidentiality Agreement

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Zynga Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. I acknowledge and agree that in the course of my employment with the Company, I may gain access to certain confidential information, inventions, works of authorship, and other types of proprietary subject matter that comprise valuable, special and unique assets of the Company’s business, and that access to the foregoing is granted to me only for the purpose of enabling me to perform my duties for the Company. I agree that the Company has an identifiable interest in protecting its rights and ownership of the foregoing, as well as all intellectual property rights associated therewith (including, without limitation, its patents, copyrights, trademarks, and trade secrets). Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. Without further compensation, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company. I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (or any comparable law of any other State), which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance/Power to Act. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”), and that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Such Proprietary Information includes, but is not limited to, Assigned Inventions, trade secrets as well as other proprietary knowledge, information, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, manufacturing techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. For example and without limitation, Proprietary Information may include information I learn about or develop in connection with my employment with the Company, such as: (i) product/game information, features, roadmaps, plans, specifications, mechanics, designs, costs and revenue; (ii) techniques and methods for developing, coding, or improving online social games; (iii) techniques and methods to create “virality;” (iv) measurement techniques, and specific functionality that increases monetization and both measures and increases retention metrics; (v) customer lists and data, (vi) non-public trademarks or domain names; (vii) non-public financial information, which may include revenues, profits, margins, forecasts, budgets and other financial data; (viii) marketing and advertising plans, strategies, tactics, budgets and studies; (ix) business and operations strategies; (x) the identities of the key decision makers at the Company’s vendors, suppliers, platform providers or other business partners; (xi) the particular needs and preferences of the Company’s suppliers, platform providers and business partners, and the Company’s approaches and strategies for satisfying those needs and preferences; (xii) contracts, credit procedures and terms; (xiii) research and development plans; (xiv) software developed or licensed by Company; (xv) hardware and hardware configurations; (xvi) employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, job assignments and performance evaluations of Company personnel); (xvii) information regarding, or used, in employee training; (xviii) information relating to employee stock ownership or entitlement; (xix) information relating proposed or ongoing acquisitions or takeovers by or on behalf of the Company; and (xx) other know-how. The foregoing are only examples of Confidential Information. If I am uncertain as to whether any particular information or material constitutes Confidential Information, I shall seek written clarification from either my direct supervisor or the Company’s General Counsel, or if I am no longer employed by the Company, from the Company’s General Counsel.

8. Exceptions to Confidential Information. Notwithstanding the definition set forth in Section 7, Proprietary Information does not include information that I can show by competent proof: (a) was generally known to the relevant public at the time of disclosure, or became generally known after disclosure to me; (b) was lawfully received by me from a third party without breach of any confidentiality obligation; (c) was known to me prior to receipt from the Company or (d) was independently developed by me or independent third parties; in each case, without breach by me or any third party of any obligation of confidentiality or non-use.

9. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature or form, in my possession, custody or control, pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information. Notwithstanding my confidentiality obligations, I am permitted to disclose Proprietary Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure.

10. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

11. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

12. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

13. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

14. Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I access, use or disclose any trade secrets or proprietary or confidential information of the Company. I acknowledge and agree that the names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during my employment, constitute trade secrets or proprietary or confidential information of the Company.

15. Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

17. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

19. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

20. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

21. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

22. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

23. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is July 8, 2013.

Zynga Inc.:		Employee:

By:	/s/ Reginald D. Davis	/s/ Donald Mattrick
Signature

Name:	Reginald D. Davis	Donald Mattrick
Name (Please Print)
Title:	Secretary, General Counsel

Signature Page to Employee Invention Assignment and Confidentiality Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number of Brief Description

            No inventions or improvements

Signature of Employee:

/s/ Donald Mattrick

Print Name of Employee:

Donald Mattrick

Date: June 30, 2013